Exhibit 99.1

Heidi Gansert Appointed to Plumas Bancorp Board of Directors

QUINCY, California, August 22, 2019 – On August 21, 2019, the directors of Plumas Bancorp (Nasdaq: PLBC), a bank holding company and the parent company of Plumas Bank, appointed Heidi Gansert to the Plumas Bancorp and Plumas Bank Board of Directors. Gansert is an engineering graduate of Santa Clara University who holds a Master’s degree in Business Administration from the University of Nevada, Reno. She has over 30 years of management experience and currently serves as the Executive Director of External Relations at the University of Nevada, Reno.

As Executive Director of External Relations at the University of Nevada, Reno, Gansert works closely with economic development agencies throughout the state, leading the University's Economic Development and Business Relations Task Force and serving as a catalyst for creating economic development, business and outreach partnerships between the University and the community. She is very active in her community and serves on the boards of the Economic Development Authority of Western Nevada (EDAWN) and Reno’s newly created Downtown Reno Partnership, a business improvement district formed to make downtown Reno safer, cleaner and friendlier.

Gansert also serves in Nevada’s part-time legislature as a Nevada state senator. She previously served as Chief of Staff to Nevada Governor Brian Sandoval and prior to that as the assemblywoman representing District 25 in the Nevada State Legislature. Her time in the executive and legislative branches of state government include important roles related to education, economic development, workforce training, energy and business.

Director, President and Chief Executive Officer of Plumas Bancorp and Plumas Bank, Andrew J. Ryback, remarked, “We are very pleased to welcome Heidi to the Board. Heidi brings her extensive leadership skills as well as her very valuable insight into the quickly expanding northern Nevada economy to our Board. Her regional economic expertise and relationships will be key assets as we continue to look for opportunities to build our franchise.”

Gansert commented, “I’m very pleased to join the board of such a successful and dynamic community bank.” She continued, “It’s exciting to be part of an organization that is fully engaged in and supportive of the individuals and organizations in the communities that they serve.”

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in northeastern California. The Bank operates thirteen branches: eleven located in the northern California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the northern California Counties of Placer and Butte, and one located in the southern Oregon County of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

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Contact: Elizabeth Kuipers

Vice President, Marketing Manager &

Investor Relations Officer

Plumas Bank

35 S. Lindan Ave.

Quincy, CA 95971

Ph: 530.283.7305 x8912

Fax: 530.283.9665

elizabeth.kuipers@plumasbank.com

Heidi Gansert

Plumas Bancorp Board Member